Exhibit 2

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, each of the undersigned hereby agrees that this Amendment No. 11 to Schedule 13D relating to the Common Stock, $0.001 par value, of Incyte Corporation is being filed with the Securities and Exchange Commission on behalf of each of them.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of  this 1st day of October, 2009.

By: /s/ Julian C. Baker
  Julian C. Baker

By: /s/ Felix J. Baker
                                                                 Felix J. Baker